                                    NEWS RELEASE
                                    FOR MORE INFORMATION CONTACT
                                    Shirley B. Kessler
                                    President and
                                    Chief Executive Officer
                                    ----------------------------
                                    FOR IMMEDIATE RELEASE
                                    (618) 395-8676


                    COMMUNITY FINANCIAL CORP.
       COMPLETES ACQUISITION OF EGYPTIAN BANCSHARES, INC.,
      THE EGYPTIAN STATE BANK AND SALINE COUNTY STATE BANK


     Olney, Illinois - November 3, 1997. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A. and American Bank of Illinois in Highland, and Egyptian Bancshares, Inc., the holding company for The Egyptian State Bank and Saline County State Bank, announced today that they have completed the transaction pursuant to which Community Financial Corp. acquired Egyptian Bancshares, Inc. for a cash purchase price of $7.76 million and The Egyptian State Bank and Saline County State Bank became wholly-owned subsidiaries of Community Financial Corp.

     The Egyptian State Bank has one office, located in Carrier Mills, Illinois, with total assets of $24.4 million, and Saline County State Bank has two offices, located in Stonefort and Creal Springs, Illinois, with total assets of $16.5 million. The two banks will remain separate bank subsidiaries of Community Finan cial Corp. All staff members of the two banks will be retained to ensure the high level of service the customers have come to expect.

     "Community Financial Corp. is very enthusiastic about its affiliation with Egyptian Bancshares, Inc.," stated Shirley B. Kessler, President of Community Financial Corp. "We are excited about the growth potential this market holds and the opportunity to offer our existing products to new customers."

     Gene Overstreet, President of Egyptian Bancshares, The Egyptian State Bank and Saline County State Bank, said, "We believe that affiliation with Community Financial Corp. and its subsidiary, Community Bank & Trust, N.A., will enable us to enhance our product offerings and better serve our communities. Community Bank & Trust provides the same kind of personal service that has been the foundation of our growth. We are confident that our customers will benefit from this affiliation."

     The acquisition results in consolidated assets for Community Financial Corp. of approximately $273.8 million, consolidated loans of approximately $149.9 million, and consolidated deposits of approximately $189.6 million based on September 30, 1997 financial information.

     Community Financial Corp. is the bank holding company for Community Bank & Trust, N.A., and American Bank of Illinois, serving Southern Illinois.